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                                                                    EXHIBIT 5.4


                                ALSTON&BIRD LLP
                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777
                                 www.alston.com


                               September 25, 2003


Wallace Integrated Graphics, Inc.
W.E. Andrews Co., Inc.
The Stein Printing Company, Inc.
   c/o Moore Wallace Incorporated
   1200 Lakeside Drive
   Bannockburn, Illinois 60015-1243

Ladies and Gentlemen:

         We have acted as special Georgia local counsel for Wallace Integrated Graphics, Inc., a corporation formed under the laws of the State of Georgia ("Wallace"), W.E. Andrews Co., Inc., a corporation formed under the laws of the State of Georgia ("W.E. Andrews"), and The Stein Printing Company, Inc., a corporation formed under the laws of the State of Georgia ("Stein"; together with Wallace and W.E. Andrews, collectively the "Local Entities" and each a "Local Entity"), in connection with the registration under the Securities Act of 1933, as amended, of $403 million aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Notes") of Moore North America Finance Inc. (the "Company") to be issued in exchange for the Company's outstanding 7-7/8% Senior Notes due 2011 and related guarantees pursuant to that certain Indenture dated as of March 14, 2003 (the "Indenture") by and between the Company and Bank One, N.A., as Trustee (the "Trustee").

         This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretative Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and/or the Indenture.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Local Entities, certificates of officers and representatives of the Local Entities, certificates of public officials and such other documents as


     Bank of America Plaza                90 Park Avenue        3201 Beechleaf Court, Suite 600       601 Pennsylvania Avenue, N.W.
101 South Tryon Street, Suite 4000      New York, NY 10016           Raleigh, NC 27604-1062            North Building, 10th Floor
   Charlotte, NC 28280-4000               212-210-9400                   919-862-2200                   Washington, DC 20004-2601
        704-444-1000                    Fax: 212-210-9444              Fax: 919-862-2260                      202-756-3300
     Fax: 704-444-1111                                                                                      Fax: 202-756-3333


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September 25, 2003
Page 2

we have deemed appropriate as a basis for the opinions hereinafter set forth. In particular, we have reviewed executed copies of the following documents:

         (a)      The Indenture;

         (b) The Supplemental Indenture dated as of May 15, 2003 (the "Supplemental Indenture"), by and among the Company, the Trustee, the Local Entities and certain other Subsidiaries of Moore;

         (c) The Second Supplemental Indenture dated as of September 18, 2003 (the "Second Supplemental Indenture"), by and among the Company, the Trustee, the Local Entities and certain other Subsidiaries of Moore;

         (d) The Purchase Agreement dated March 11, 2003 (the "Purchase Agreement") by and among Moore, the Company and the Initial Purchasers named therein;

         (e) The Registration Rights Agreement dated as of March 14, 2003 (the "Registration Rights Agreement"), by and among Finance Inc., the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporation Act ("Moore");

         (f) The Joinder Agreement dated as of May 15, 2003 (the "Joinder Agreement") executed by the Local Entities and certain other Subsidiaries of Moore;

         (g) The Guaranty dated as of September 18, 2003 (the "Guaranty"; together with the Indenture, the Supplemental Indenture, the Second Supplemental Indenture and the Joinder Agreement, the "Indenture Documents") executed by the Local Entities and certain other Subsidiaries of Moore;

         (h) Copies of resolutions of the respective Board of Directors of the Local Entities approving, among other things, the transactions contemplated by, among other things, the Indenture Documents, in each case certified by an officer of the Local Entity to be true, complete and in full force and effect as of September 23, 2003;

         (i) Copies of the respective Articles of Incorporation (the "Articles of Incorporation") of the Local Entities, in each case certified by the Secretary of State of the State of Georgia on September 11, 2003;

         (j) Certificates issued by the Secretary of State of the State of Georgia on September 24, 2003 regarding the legal existence of each Local Entity in the State of Georgia (the "Certificates of Existence"); and

         (k) Copies of the respective by-laws (the "By-laws") of the Local Entities, in each case certified by an officer of the Local Entity to be true and complete as of September 23, 2003.

         The opinions set forth herein are limited to the laws of the State of Georgia.


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September 25, 2003
Page 3


         Based upon the foregoing, it is our opinion that each Local Entity has duly authorized the execution and delivery of the Guaranty and all performance by such Local Entity thereunder.

         This opinion letter is provided to you for your exclusive use solely in connection with the Transaction, and may not be relied upon for any other purpose or by any other person, other than Sullivan & Cromwell LLP, counsel to the Company, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-4 relating to the Exchange Notes (the "Registration Statement") and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,

                                        ALSTON & BIRD LLP


                                        By: /s/
                                           ------------------------------------
                                           A Partner